                                                                     EXHIBIT 2.2

                             STOCK OPTION AGREEMENT
                             ----------------------



     THIS STOCK OPTION AGREEMENT (the "Agreement"), dated as of January 14, 1998, between First Midwest Bancorp, Inc. ("Acquiror"), a Delaware corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and Heritage Financial Services, Inc. ("Heritage"), an Illinois corporation registered as a bank holding company under the BHCA.


                                   WITNESSETH
                                   ----------

     WHEREAS, the Boards of Directors of Acquiror and Heritage have approved an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for the merger of Heritage with and into a wholly owned subsidiary of Acquiror (the "Merger"); and

     WHEREAS, to induce Acquiror to enter into the Merger Agreement, Acquiror has required that Heritage agree, and Heritage has agreed, to grant to Acquiror the option set forth herein to purchase shares of Heritage's authorized but unissued common stock, no par value per share ("Heritage Common Stock").

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

          1. Definitions. Capitalized terms defined in the Merger Agreement and used herein shall have the same meaning as in the Merger Agreement unless otherwise specified herein.

          2. Option.

               (a) Grant of Option. Subject to the terms and conditions set forth herein, Heritage hereby grants to Acquiror an unconditional, irrevocable option (the "Option") to purchase up to 2,400,000 shares of Heritage Common Stock (the "Option Shares") at an exercise price of $21.25 per share (with the number of Option Shares and price per share being subject to adjustment pursuant to Section 7 hereof), payable in cash as provided in Section 4 hereof; provided, however, that in the event Heritage issues or agrees to issue any shares of Heritage Common Stock (except for shares issued pursuant to Heritage Stock Option Plans) after the date hereof at a price less than $21.25 per share (as adjusted pursuant to Section 7 hereof), the exercise price shall be equal to such lesser price; and provided further that in no event shall the aggregate number of Option Shares issuable under the Option exceed 19.9 percent of the number of shares of Heritage Common Stock then issued and outstanding before giving effect to the issuance of the Option Shares.
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               (b)  Exercise Price.  Upon any exercise of the Option, in the event the "Aggregate Value" of the Option, as defined below, exceeds the Aggregate Value Cap (as defined below), the exercise price shall be increased so that the Aggregate Value is reduced to the amount of the Aggregate Value Cap. The term "Aggregate Value" shall mean the amount arrived at by (i) subtracting the exercise price from the then market value of a share of Heritage Common Stock and (ii) multiplying the result by the total number of Option Shares purchasable upon exercise of the Option. The market value of a share of Heritage Common Stock shall be the most recent closing sale price for a share as reported on any exchange or the Nasdaq Stock Market as of the close of the Business Day preceding the date on which Acquiror consummates its purchase of the Option Shares, or, if the shares of Heritage Common Stock are not traded on an exchange or such market, the value of a share of Heritage Common Stock as determined as of such Business Day by a nationally recognized investment banking firm selected by Acquiror. The term "Aggregate Value Cap" means $12,000,000 reduced by the sum of Aggregate Values of all previous Option exercises.

          3.  Exercise of Option.

               (a) Expiration of Option. Subject to compliance with applicable provisions of law, Acquiror may exercise the Option, in whole or part, at any time or from time to time upon the occurrence or during the continuance of a Purchase Event (as defined below); provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) at the Effective Time of the Merger; (ii) upon a termination of the Merger Agreement pursuant to Section 10.1(a) thereof; (iii) the acquisition by upon a termination of the Merger Agreement by Heritage pursuant to Sections 10.1(b), 10.1(d), 10.1(e) or 10.l(f) of the Merger Agreement; (iv) on the 360th day after the termination of the Merger Agreement (such 360-day period after termination of the Merger Agreement is referred to herein as the "Post-Termination Period") for any other reason if no Purchase Event has occurred or continued during the term of the Merger Agreement or during the Post-Termination Period; or (v) on the 360th day after the discontinuance of all Purchase Events that occurred or continued during the term of the Merger Agreement or during the Post-Termination Period if a Purchase Event occurred or continued during any such term or period.

               (b) Purchase Event. As used herein, "Purchase Event" shall mean: (i) the Board of Directors of Heritage shall not have recommended that the shareholders of Heritage reject a publicly disclosed offer to Heritage's shareholders to engage in an Acquisition Transaction with any person other than Acquiror or its Subsidiaries; (ii) Heritage, without having received Acquiror's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person (other than Acquiror or its Subsidiaries); (iii) Heritage or any of its Representatives shall have breached
Section 6.7 of the Merger Agreement; or (iv) a proposal is made by a third party to Heritage or its shareholders to engage in an Acquisition Transaction and Heritage shall have willfully breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement which breach would entitle Acquiror to terminate the Merger Agreement (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below). If more than one of the transactions giving rise to a Purchase Event under this Section 3(b) is undertaken or effected, then

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all such transactions shall give rise only to one Purchase Event, which Purchase
Event shall be deemed continuing for all purposes hereof until all such transactions are abandoned. As used in this Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended.

               (c) Notice of Purchase Event. Heritage shall notify Acquiror promptly in writing of the occurrence of any Purchase Event; provided, however, that the giving of such notice by Heritage shall not be a condition to the right of Acquiror to exercise the Option.

               (d) Notice of Exercise. In the event Acquiror wishes to exercise the Option, it shall send to Heritage a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than ten business days nor later than twenty business days from the Notice Date for the closing of such purchase. Notwithstanding the foregoing, if prior notification to or approval of the Federal Reserve or any other Regulatory Authority is required in connection with such purchase, Acquiror shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to the preceding sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

               (e) Election of Remedies. First Midwest shall not be entitled to exercise the Option in the event it elects to sue Heritage for damages because of Heritage's Breach of the Merger Agreement. The exercise of the Option by First Midwest shall not be deemed to deprive First Midwest of any right to pursue any remedies it might have against any Person who is neither Heritage nor an Affiliate or Representative of Heritage.

          4.  Payment and Delivery of Certificates.

               (a) Payment. At the closing referred to in Section 3(d) hereof, Acquiror shall pay to Heritage the aggregate purchase price for the shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Heritage; provided that the failure or refusal of Heritage to designate such a bank account shall not preclude Acquiror from exercising the Option.

               (b) Delivery of Certificates. At such closing, simultaneously with the delivery of cash as provided in subsection (a) above, Heritage shall deliver to Acquiror a certificate or certificates representing the number of shares of Heritage Common Stock purchased by Acquiror, which certificates may bear the legend set forth in Section 4(c) below, and Acquiror shall deliver to Heritage a letter agreeing that Acquiror will not offer to sell or otherwise dispose of such shares in violation of this Agreement or applicable law or in a manner that would result in Acquiror becoming an "underwriter" within the meaning of that term under the Securities Act. Heritage shall pay all expenses and any and all United States federal, state and local taxes (other than income taxes) and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4 in the name of Acquiror or its assignee, transferee or designee. Upon the giving by Acquiror to Heritage of the written notice of exercise of the Option provided for under
Section 3(d) above and the tender of the applicable purchase price in immediately available funds, Acquiror shall be deemed to be the holder of record of the shares of Heritage Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Heritage shall then be closed or that certificates representing such shares of Heritage Common Stock shall not then be actually delivered to Acquiror.

               (c) Restrictive Legend. Certificates for Heritage Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and the Issuer and to resale restrictions arising under the Securities Act of 1933, as amended, and any applicable state securities laws, a copy of which agreement is on file at the principal office of the Issuer. A copy of such agreement will be mailed to the holder hereof without charge within five days after the receipt by the Issuer of a written request."

It is understood that (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without reference if Acquiror shall have delivered to Heritage a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Heritage, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          5. Heritage Representations. Heritage hereby represents and warrants to Acquiror as follows:

               (a) Reservation of Shares. Heritage has taken all necessary corporate action to authorize and reserve for issuance a sufficient number of shares of Heritage Common Stock to satisfy its obligations upon the exercise of the Option without additional authorization of Heritage Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Heritage Common Stock. Heritage shall not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Heritage.

               (b) Duly Authorized Shares. The shares of Heritage Common Stock to be issued upon exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and will not be subject to any preemptive rights.

               (c) Additional Actions. Heritage shall promptly take all reasonable action as may from time to time be required to be taken by it (including (A) complying with all premerger notification, reporting and waiting period requirements applicable to it specified in 15 U.S.C. Section 18a and regulations promulgated thereunder, and (B) in the event, under the BHCA or a state banking law, prior approval of or notice to the Federal Reserve or to any other Regulatory Authority is necessary before the Option may be exercised, cooperating fully with Acquiror in preparing such applications or notices and providing such information to the applicable Regulatory Authority as may be required) in order to permit Acquiror to exercise the Option and Heritage duly and effectively to issue shares of Heritage Common Stock pursuant thereto. Heritage shall promptly take all other reasonable action provided herein to protect the rights of Acquiror against dilution.

               (d) Principal Stockholders. To the Knowledge of Heritage, as of the date of this Agreement, no person owns beneficially more than ten percent of the outstanding shares of its Common Stock, except as set forth on Heritage's 1997 Proxy Statement.

          6. Acquiror Representations. Acquiror hereby represents and warrants to Heritage that Acquiror will not transfer or otherwise dispose of any shares purchased by Acquiror pursuant to this Agreement except in a transaction registered or exempt from registration under the Securities Act, and otherwise in accordance with the terms of this Agreement.

          7.   Adjustment Upon Changes in Capitalization.

               (a) Stock Dividends. In the event of any change in the outstanding Heritage Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares, or the like (but excluding any exercise of stock options pursuant to any of the Heritage Stock Option Plans), the type and number of shares subject to the Option, or the purchase price per share, as the case may be, shall be adjusted appropriately, and proper provision shall be made in the agreements governing any such transaction so that Acquiror shall receive upon exercise of the Option the number and class of shares, other securities or property that Acquiror would have received in respect of the shares of Heritage Common Stock subject to the Option if the Option had been exercised and the Heritage Common Stock subject to the Option had been issued to Acquiror immediately prior to such event or the record date therefor, as applicable.

               (b) Issuance of Additional Shares. In the event that any additional shares of Heritage Common Stock are issued after the date of this Agreement (other than pursuant to this Agreement or as provided in Section 7(a) above or pursuant to any exercise of stock options pursuant to any of the Heritage Stock Option Plans), the number of shares subject to the Option shall be adjusted after such issuance, so that it equals 19.9 percent of the number of shares of Heritage Common Stock then issued and outstanding before giving effect to the issuance of the

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Option Shares; provided, however, that nothing contained in this Section 7 shall be deemed to authorize Heritage to issue any shares of its Common Stock in breach of the provisions of the Merger Agreement; and provided further that in no event shall the number of shares subject to the Option exceed 19.9 percent of Heritage's issued and outstanding Common Stock, before giving effect to the issuance of the Option Shares.

          8.   Repurchase.

               (a) Repurchase Price. In the event that after the date hereof any person, other than Acquiror or any of its Subsidiaries, acquires beneficial ownership of 20% or more of the outstanding shares of Heritage Common Stock; or the Board of Directors of Heritage shall accept or publicly recommend that the shareholders of Heritage accept an offer from a person, other than Acquiror or its Subsidiaries, to acquire 20% or more of either the outstanding shares of Heritage Common Stock or the consolidated assets of Heritage (a "Repurchase Event"), at the request of Acquiror and subject to any regulatory requirements, Heritage shall repurchase the Option but only prior to the expiration thereof from Acquiror together with any of the Option Shares purchased by Acquiror pursuant thereto, at a price equal to the sum of:

               (i) the exercise price paid by Acquiror for any of the Option Shares;

               (ii) the difference between the "market/tender offer price" (as defined below) for shares of Heritage Common Stock and the exercise price as determined pursuant to Section 2 hereof, multiplied by the number of shares of Heritage Common Stock with respect to which the Option has not been exercised, but only if the market/tender offer price is greater than such exercise price;

               (iii) the difference between the market/tender offer price (as defined below) and the exercise price paid by Acquiror for any Option Shares, multiplied by the number of shares so purchased, but only if the market/tender offer price is greater than such exercise price;

               (iv) Acquiror's costs and expenses as provided in Section 10.3(a) of the Merger Agreement; provided there shall be no duplication of payment under this Agreement and the Merger Agreement. Any payment under this Section 8(a)(iv) shall only be made if no payment has been made under Section 10.3(a) of the Merger Agreement, and any payment under this Section 8(a)(iv) shall discharge any and all obligations to Heritage to make a payment under Section 10.3(a) of the Merger Agreement; and

               (v) Notwithstanding the foregoing, the maximum amount payable by Heritage to Acquiror pursuant to the provisions of this Section 8(a) shall not exceed the sum of (i) the aggregate exercise price paid by Acquiror to Heritage in connection with the actual purchase by Acquiror of any Option Shares, (ii) $12,000,000, and (iii) the amount specified in Section 8(a)(iv) above.

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As used herein, the phrase "market/tender offer price" shall mean the greater of
(x) the price per share at which a tender or exchange offer has been made if such tender or exchange offer shall have given rise to the Repurchase Event, or
(y) the highest price paid by a person, whose actions shall have given rise to the Repurchase Event, for shares of Heritage Common Stock at any time after the date of this Agreement, or (z) the highest closing price for shares of Heritage Common Stock within the four-month period immediately preceding the date
Acquiror gives notice of the required repurchase of the Option. In the event the consideration used in a Repurchase Event is payable, in whole or in part, in securities or other property, the value of such securities or other property shall be determined by a nationally recognized investment banking firm selected by Acquiror.

               (b) Repurchase Date. In the event Acquiror exercises its right to require the repurchase of the Option and/or the Option Shares, Heritage shall, within three business days thereafter, pay the required amount to Acquiror in immediately available funds to an account designated by Acquiror and Acquiror shall surrender the Option and the certificates evidencing the Option Shares.

               (c) Heritage's Repurchase Right. At Heritage's option, Heritage may repurchase the Option and the Option Shares from Acquiror at the price specified in Section 8(a) (as limited by Section 8(a)(v)) at any time beginning on the 360th day after the discontinuance of all Purchase Events that occurred or continued during the term of the Merger Agreement or during the Post-Termination Period if a Purchase Event occurred or continued during any such term or period.

               (d) Heritage's First Right of Refusal. If, at any time within eighteen months after the acquisition of Option Shares by Acquiror, it shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option Shares, it shall give Heritage written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Acquiror to Heritage, which may be accepted within five business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Acquiror is proposing to transfer the Option Shares to a third party. The purchase of the number of the Option Shares by Heritage specified in the Offeror's Notice shall be closed within ten business days of the date of the acceptance of the offer and the purchase price shall be paid to Acquiror by wire transfer of immediately available funds to an account designated by Acquiror. In the event of the failure or refusal of Heritage to purchase all the Option Shares covered by the Offeror's Notice or if any Regulatory Authority disapproves Heritage's proposed purchase of the Option Shares, Acquiror may, within sixty days from the latter to occur of Heritage's failure or refusal or the date of such disapproval, sell the number of Option Shares specified in the Offeror's Notice to such third party at no less than the price specified and on terms no more favorable to the purchaser than those set forth in the Offeror's Notice. The requirements of this Section 8(d) shall not apply to any disposition as a result of which the proposed transferee would beneficially own not more than 2% of the voting power of Heritage.

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     9.   Registration Rights.

               (a) Registration Procedure. If a Purchase Event shall have occurred and be continuing, if requested by Acquiror at any time during the three-year period beginning on the date of the acquisition of any of the Option Shares, as expeditiously as possible, use its best efforts to effect the registration of the Option Shares, on a form of general use under the Securities Act, in order to permit the sale or other disposition of such shares in accordance with the intended method of sale or other disposition requested by Acquiror and by any underwriter selected by Acquiror; provided, however, that Acquiror may effect only two registrations pursuant to this Section 9. The first registration effected under this Section 9(a) shall be at Heritage's expense. If a second registration is requested hereunder by Acquiror, it shall be paid for equally by Acquiror and Heritage. In connection with such registrations, each party shall pay the fees and expenses of its own legal counsel and Acquiror shall pay all blue sky fees and any underwriting discounts and commissions incurred in connection with such registrations. Acquiror shall provide such information as may be necessary for Heritage's preparation of the registration statement. Heritage will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. The obligations of Heritage hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time that do not exceed 120 days in the aggregate if the Board of Directors of Heritage shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require a special audit of Heritage or any of its Subsidiaries or the disclosure of nonpublic information that would materially and adversely affect Heritage. The foregoing notwithstanding, if, at the time of any request by Acquiror for registration of the Option Shares as provided above, Heritage is in registration with respect to an underwritten public offering of shares of its Common Stock, and if, in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the inclusion of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Heritage, the number of shares represented by Option Shares which are to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of Acquiror shall constitute at least 25% of the total number of shares to be sold by Acquiror and Heritage in such offering in the aggregate; provided, further, however, that if such reduction occurs, then Heritage shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur.

               (b) Registration Indemnification. In connection with the filing of any such registration statement, Heritage shall indemnify and hold harmless Acquiror or its transferee against any losses, claims, damages or liabilities, joint or several, to which Acquiror or its transferee may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, including any prospectus included therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and Heritage shall reimburse Acquiror or its transferee for any legal or other expense reasonably incurred by Acquiror or its transferee in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Heritage shall not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or an alleged untrue statement or omission made in such registration statement, and any prospectus included therein, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished by or on behalf of Acquiror or its transferee specifically for use in the preparation thereof. Acquiror or its transferee shall indemnify and hold harmless Heritage to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of Acquiror or its transferee for use in the preparation of such registration statement, and any prospectus included therein, or any amendment or supplement thereto; and Acquiror or its transferee shall reimburse Heritage for any legal or other expenses reasonably incurred by Heritage in connection with investigation or defense of any such loss, claim, damage, liability or action.

     10. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a Regulatory Authority of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or Regulatory Authority determines that the Option will not permit the holder to acquire the full number of Option Shares of Heritage Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 7 hereof), it is the express intention of Heritage to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     11.  Miscellaneous.

          (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          (b) Entire Agreement. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

          (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing Acquiror may assign in whole or in part the Option, and its rights and obligations hereunder; provided, however, that until the date thirty days following the date on which the Federal Reserve approves an application by Grantee (as defined below) under the BHCA to acquire the Option Shares, if such approvals are necessary, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution,
(ii) a private placement in which no one party acquires the right to purchase in excess of two percent of the voting shares of Heritage, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve. "Grantee" means Acquiror or any person, corporation or other entity to which this Agreement or the Option created hereby is assigned pursuant to this Section 11(c).

          (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reliable overnight courier or sent by registered or certified mail, postage prepaid, addressed as follows:


     If to Acquiror:          First Midwest Bancorp, Inc.
                              300 Park Boulevard
                              Suite 405
                              Itasca, Illinois  60143-0459
                              Attention: Mr. Donald J. Swistowicz,
                              Executive Vice President

     with a copy to:          Timothy M. Sullivan, Esquire
                              Hinshaw & Culbertson
                              222 North LaSalle Street, Suite 300
                              Chicago, Illinois 60601

     If to Heritage:          Heritage Financial Services, Inc.
                              12015 South Western Avenue
                              Blue Island, IL 60406
                              Attention: Richard T. Wojcik, Chairman and Chief
                              Executive Officer

     with a copy to:          John E. Freechack, Esquire
                              Barack Ferrazzano Kirschbaum Perlman & Nagelberg
                              333 W. Wacker Drive
                              Suite 2700
                              Chicago, IL 60606

                              Joel S. Corwin, Esquire
                              Two First National Plaza
                              20 South Clark Street
                              Suite 2200
                              Chicago, Illinois 60603

A party may change its address for notice purposes by written notice to the other party hereto. All such notices and communications shall be deemed delivered when received by all parties entitled to such receipt hereunder.

          (e) Extension of Time. All time periods specified herein shall be extended, if necessary, by the length of time required for any necessary governmental approval to be sought and received or governmental notice to be given and the waiting period to expire, provided that any governmental application or notice shall be made or given promptly. All of the parties hereto shall use their best efforts to secure any required governmental approval and to give any required governmental notice. Notwithstanding anything to the contrary contained herein, no party shall be required to proceed with any transaction described herein if any required governmental approval is not obtained or if, upon the giving of any required governmental notice, the notified governmental agency prohibits any such transaction. If any required governmental approval is not obtained or if a governmental agency prohibits any such transaction upon receipt of a required notice, the decision to appeal such governmental action shall be solely that of Acquiror; provided, however, that Acquiror shall bear all of the costs and expenses, including legal and accounting fees, incurred by any of the parties hereto in prosecuting such an appeal. Periods of time that otherwise would run under the terms of this Agreement shall also be extended to the extent necessary to avoid liability under Section 16(b) of the Securities Exchange Act of 1934, as amended.

          (f) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          (g) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Agreement by Heritage and that this Agreement may be enforced by Acquiror through injunctive or other equitable relief.

          (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

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

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

                                       FIRST MIDWEST BANCORP, INC.


                                       By:  DONALD J. SWISTOWICZ
                                            ------------------------
                                             Its Executive Vice President



                                       HERITAGE FINANCIAL SERVICES, INC.


                                       By    RICHARD T. WOJCIK
                                             -----------------------
                                             Its President

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